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Barr Pharmaceuticals, Inc.

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On September 2, 2008, Barr Pharmaceuticals, Inc. (the “Company”) posted the following information on the Company’s intranet.

Barr Magazine

August/September 2008

Barr Pharmaceuticals, Inc. Global Magazine

Special Issue:

The Proposed Barr/Teva Combination

barr

Pharmaceuticals, Inc.

August/September 2008	Barr Magazine	Barr Pharmaceuticals, Inc. Global Magazine

Barr/Teva Combination At-A-Glance
•	15.9% market share for all U.S. pharmaceutical companies

•	23.9% market share for all U.S. generic companies

•	The leadership position in the generic industry in number of patent challenges and success rate

•	More than 450 marketed generic products in the U.S.

•	More than 230 generic applications pending approval at FDA

•	Approximately 3,700 product registrations pending in markets in Europe and around the world

•	Approximately 30 proprietary products in 3 specialty pharmaceutical categories

•	Generic and Proprietary R&D funding in excess of $820 million

•	One of the deepest pipelines in the emerging area of generic biologics
Historic Development for Barr
Dear Barr Colleagues,
We thought it fitting that this edition of Barr Magazine should be dedicated to the proposed combination of Teva Pharmaceuticals and our company.
The offer by Teva to acquire Barr reflects their appreciation of the value of our vision and our historical success in building a highly successful specialty pharmaceutical company with distinct and unique generic and proprietary products. It also represents recognition of the hard work of all 8,900 people of Barr in creating a successful, competitive company in an increasingly competitive pharmaceutical environment.
Over the past 38 years, Barr’s strength has in large part come from our ability to constantly reinvent our company. Barr was a pioneer in the U.S. generic industry.
•	In the 1990s, we refocused our company to concentrate on products with barriers-to-entry that maximized profitability.

•	In 1994, we demonstrated the significant benefit for consumers of the generic patent challenge process with the historic launch oftamoxifen citrate.

•	In 1997, we demonstrated the value of our barrier-to-entry strategy when we became the first company to launch a generic version of Coumadin.

•	In the late 1990s, we entered the proprietary pharmaceutical arena.

•	In 2001, with the acquisition of Duramed, we solidified our position as leader in female healthcare with estrogen replacement products, and over the past several years have grown our portfolio of generic and proprietary oral contraceptives to a position of leadership.

•	In the mid 2000s, with the acquisition of Paragard® and the approval of dual label Plan-B®, we expanded our expertise in marketing unique products and became a leader in contraceptive care in the US.

•	In 2006, we expanded beyond the United States with the acquisition of PLIVA, and now operate in more than 30 countries around the world. This combination also propelled Barr into a leadership role in the development of biologics.
It became clear when we were approached by Teva about a possible acquisition that the combination of our two companies — each with unique strengths but also with complementary product development strategies, product portfolios, production capabilities and marketing capabilities — would result in a more successful company in the evolving global generic pharmaceutical marketplace. It was also clear in the offer of acquisition that Teva fairly and equitably valued the current capabilities and future potential of Barr’s contribution to the combined organization.
This proposed acquisition will create many benefits for our shareholders, and given that many of you are shareholders in our Company, we expect that you will benefit from this change of ownership and the formation of a larger, stronger truly international company.
To keep you informed, we are committed to communicating with you in a timely and consistent manner during this process. We have begun the communications process with emails, employee meetings and with the implementation of the Barr-Teva Information Center on the Barr Global Intranet.
Between now and closing, we ask that you continue what you have always done — work together to ensure our progress in new product development, sales and marketing, manufacturing, customer service and the regulatory arena. During the transition we must operate with a “business as usual attitude” so that we continue to meet our commitment to our shareholders, customers and ourselves until the closing of this transaction.
Thank you in advance for your commitment and support.
Bruce Downey, Christine Mundkur, Fred Wilkinson

Barr Pharmaceuticals, Inc. Global Magazine	Barr Magazine	August/September 2008

Proposed Acquisition in the News
Shlomo Yanai, President and CEO, Teva Pharmaceuticals
The acquisition of Barr will elevate Teva’s market leadership to a new level. The combination of our two companies provides an outstanding opportunity strategically and economically: It will enhance our market share and leadership position in the U.S. and key global markets, further strengthen our portfolio and pipeline, and provide upside to our strategic plan, by allowing us to exceed our 20/20 goals for 2012.
We have long admired Barr as a highly focused company with an excellent management team. This is a transaction in which two great, strong companies are joining forces to capture an even greater share of the growing opportunities in generics and deliver even more value to our stakeholders.
This deal also gets a high grade in terms of the strategic fit between the two companies. Barr gives Teva market share, will widen Teva’s lead over its competitors, add infrastructure in important markets in Central and Eastern Europe and will increase our portfolio. It will also bring us a new and attractive field of women’s medicine.
Bruce Downey, Chairman/CEO, Barr Pharmaceuticals
This transaction will enable Teva to capitalize on Barr’s portfolio of unique generic and proprietary products, benefit from our capabilities in biologics, and expand its presence in important Central and Eastern European markets.
The above quotes excerpted from Haaretz, “Teva signs $7.46b takeover of Barr.” July 21, 2008
Shlomo Yanai, Teva’s President and Chief Executive Officer, said the Barr deal was a “match made in heaven.” Highlighting the “strong strategic fit” and “attractive economics,” he maintained the Teva/Barr combination would have “unparalleled leadership” in the U.S. — with twice the number of daily prescriptions dispensed than its nearest rival, Mylan—as well as a fifth place in the German market and a ninth spot in Russia.
Generics Bulletin, July 25, 2008
“With the addition of Barr, we get additional science infrastructure and pipeline for sure, but also a shared vision on the legislative front,” Teva North America CEO William Marth said, speaking about the opportunity in biosimilars.
Pink Sheet. “Generic Drugs Don’t Come Cheap: Teva Buys Barr for $7.46 Billion.” July 25, 2008
Barr brings to Teva (1) a bigger US presence with expanded product offering (most notably oral contraceptives) and ~24% of the generic market; (2) added presence across Europe (about 30 markets with roughly 1,400 reps); (3) a leading position in women’s health with a new branded therapeutic arm; and (4) added leadership in generic biologics capabilities. Our view:... We think the strategic benefits are clear.
Credit Suisse, July 18, 2008 Analyst Report

Facts About Teva
Teva Pharmaceutical Industries Ltd. is a global pharmaceutical company specializing in the development, production and marketing of generic and proprietary branded pharmaceuticals and active pharmaceutical ingredients. Teva is among the top 20 pharmaceutical companies and among the largest generic pharmaceutical companies in the world.

With more than a century of experience in the healthcare industry, the Company enjoys a firmly established international presence, operating through a carefully tailored network of worldwide subsidiaries. Headquartered in Israel, Teva has more than 28,000 employees wordwide and production facilities in Israel, North America, Europe, and Latin America; 80% of Teva’s sales, which totaled US$9.4 billion in 2007, are in North America and Europe.

•	3 main business segments:	In Generics arena:
	Finished dosage generics	•	U.S. market leader
	API	•	330 marketed products
	Specialty branded pharmaceuticals	•	Largest first to file/Paragraph IV pipeline
•	Direct presence in more than 60 countries
•	Product distribution in more than 80 countries	Teva’s Big Name Brand Products
•	44 manufacturing sites	•	Copaxone® -- largest product and its first major innovative drug,
•	50 billion doses produced		a leading multiple sclerosis therapy
•	15 R&D centers	•	Azilect® -- second significant innovative drug indicated for
•	18 API manufacturing sites		treatment of Parkinson’s disease

In 2007:
•	58% sales in North America
•	25% in Western Europe (including Hungary)
•	17% in other regions (primarily Latin America, including Mexico,
Israel, Central and Eastern Europe)

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of Barr Pharmaceuticals, Inc. (the “Company”) concerning the proposed merger of the Company with Boron Acquisition Corp., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd. (the “merger”) and other future events and their potential effects on the Company. They only represent management’s expectations and beliefs concerning future events and their potential effects on the Company. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.
In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (“SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement regarding the merger carefully and in its entirety because it will contain important information about the proposed merger. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Barr Pharmaceuticals, Inc., 225 Summit Avenue, Montvale, NJ, 07645 —Attention: Investor Relations.
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s proxy statement for the Company’s 2008 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

August/September 2008	Barr Magazine	Barr Pharmaceuticals, Inc. Global Magazine

Barr Would Help Teva Expand
Market Leadership and Accelerate Growth

With Barr included in the Teva family, Teva would enhance its U.S. leadership, strengthen its presence in key global markets, expand its product portfolio and pipeline, and augment its long-term biologics capabilities.
Very attractive economically, the combination of Barr and Teva would assist Teva in exceeding its 20/20 targets: reaching $20 billion in revenues with 20% profit margin by 2012. As seen in this graphic, the proposed acquisition of Barr supports all five pillars of Teva’s growth strategy:

Barr-Teva Information Center, Your Single Source for All Acquisition Information
http://intranet.barrpharma.global/

From the home page of the Barr Global Intranet you can click on the tab in the lefthand navigation bar that says Barr-Teva Information Center and get up-to-date news on the proposed Teva acquisition of Barr.

All global announcements, press releases, video commentary (from CEO/Chairman Bruce Downey) can be found there. Contacts and other useful information can also be found there.

The Barr-Teva Information Center also has a link to a Post-a-Question feature. Before you post a question, though, please check out the FAQ section, as your question may have already been answered in that section.

Also note that the FAQ section will be updated as needed. Of course, as additional information becomes available it will be posted on this site.